Exhibit 10.1

                                                                    EXHIBIT 2 to
                                                            Separation Agreement
                                                               with Don E. Mason

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into this 3rd day of January, 2005 by and between MISSISSIPPI POWER COMPANY ("Company"), and DON E. MASON ("Contractor").

                                   BACKGROUND:

         Company desires to retain Contractor to provide certain services to Company, and Contractor desires to provide such services to Company, all subject to the terms and conditions set forth herein.

         NOW, THEREFORE, FOR AND IN CONSIDERATION of the premise, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Services. Subject to the terms and conditions set forth in this Agreement, Company hereby retains Contractor to provide to Company the services more particularly described on Exhibit A attached hereto (the "Services"), and Contractor agrees to render the Services to Company.

         2. Obligations of Contractor. In its performance of the Services hereunder, Contractor shall at all times comply with and abide by the terms and conditions set forth in this Agreement. Contractor shall further perform the Services in accordance with all applicable laws, rules and regulations and by following and applying the highest professional guidelines and standards. In addition, Contractor shall comply with the Company's Independent Contractor Site

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Rules and Standards of Behavior set forth in Exhibit B attached hereto and incorporated herein by reference.

         3. Compensation.

         (a) Subject to the terms and conditions set forth in this Agreement, and as compensation for the Services, Company shall pay to Contractor, and Contractor shall accept a fee of Seven Hundred Fifty Dollars and No Cents ($750.00) per day worked.

         (b) Contractor shall invoice Company for days worked on a monthly basis. Invoices shall be directed to the Chief Executive Officer of the Company, and Company shall pay Contractor within 15 days of receipt of such invoice.

         (c) Contractor shall be reimbursed by Company, upon remittance of receipts to the Company, for reasonable expenses incurred while conducting work as an independent contractor under this Agreement which are approved by the Company in advance.

         (d) Because Contractor is an independent contractor, Company shall not deduct any federal, state or local taxes or other withholdings from any sums paid to Contractor under this Agreement, and Contractor hereby acknowledges and agrees to fully and timely pay, and indemnify and hold harmless Company from any liability for, any and all federal, state and local taxes or assessments of any kind arising out of any payment made by Company to Contractor. Contractor shall be responsible for all tax reporting, tax payments, withholdings, social security taxes, unemployment taxes, insurance and other payments, expenses and filings required to be made or paid by it.


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         4. Term and Termination.

         (a) Unless sooner terminated pursuant to Section 4(b), (c), or (d) hereof, the term of this Agreement shall be for approximately eighteen (18) months, commencing on the later of January 1, 2005 or the effective date of the Release Agreement between Contractor and the Company and expiring on June 30, 2006 ("Term").

         (b) Notwithstanding anything herein to the contrary, Company may cancel and terminate this Agreement for any reason by giving Contractor fourteen (14) days' prior written notice of such termination.

         (c) Notwithstanding anything herein to the contrary, either party hereto, in addition to any other rights and remedies such party may have against the other party hereto at law, in equity or hereunder, may cancel and terminate this Agreement if the other party fails to correct or cure any material breach hereunder after ten (10) days' prior written notice of such breach from the non-breaching party.

         (d) Notwithstanding anything herein to the contrary, Company may immediately cancel and terminate this Agreement in the event Contractor violates Company's Independent Contractor Site Rules and Standards of Behavior set forth in Exhibit B attached hereto and incorporated herein by reference.

         (e) In the event this Agreement is terminated pursuant to Section 4(b),
(c), or (d) above, Contractor shall only be entitled to fees for days worked through the date of the termination of this Agreement. Company shall have no further obligations with respect to the payment of any compensation hereunder after Contractor's termination pursuant to Section 4(b), (c) or (d), except as provided in this Section 4(e).


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         5. Independent Contractor. In the performance of this Agreement, both
Contractor and Company will be acting in their own separate capacities and not as agents, employees, partners, joint venturers or associates of one another. It is expressly understood and agreed that Contractor is an independent contractor of Company in all manners and respects. The parties further agree that:

         (a) Contractor is not authorized to bind Company to any liability or obligation or to represent that Contractor has any such authority.

         (b) Contractor shall obtain and maintain (at Contractor's own cost) any required insurance or other protection required for the performance of the Services under this Agreement.

         (c) Contractor shall be solely and exclusively responsible and liable for all expenses, costs, liabilities, assessments, taxes, maintenance, insurance, undertakings and other obligations incurred by Contractor at any time and for any reason as a result of this Agreement or the performance of Services by Contractor (including, but not limited to, the taxes and insurance premiums described in Section 3(d), above), except for the reimbursement of expenses as described in Section 3(c) of this agreement.

         (d) Contractor shall be solely and exclusively responsible for obtaining and providing (at Contractor's own cost) whatever computer, training, software or other equipment Contractor believes is necessary to complete the Services required under this Agreement.

         (e) Contractor shall complete the Services required under this Agreement according to Contractor's own means and methods of work which shall be in the exclusive charge and control of Contractor and which shall not be subject

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to the control or supervision of Company, except as to the results of the work.

         (f) Contractor shall not be subject to Company's employee personnel policies and procedures. Contractor also shall not be eligible to receive any employee benefits or participate in any employee benefit plan sponsored by Company as a result of performing services under this Agreement, including, but not limited to, any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by Company for its employees.

         (g) Company and Contractor acknowledge and agree that Contractor shall not provide the Services to Company on a full-time basis. Nothing in this Agreement shall prevent Contractor from engaging in other activities for and on behalf of other clients during the Term of this Agreement. However, Contractor acknowledges that Contractor is subject to certain non-disclosure and non-interference obligations under Paragraphs 6, 7, 8, 9 and 10 of that certain Separation Agreement entered into by and between Contractor and Company dated July 26, 2004, as well as certain non-disclosure obligations under Section 6 hereof.

         6. Confidentiality and Ownership of Proprietary Property.

         (a) For purposes of this Agreement, the following terms shall have the following respective meanings:

         (i) "Confidential Information" shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to Company, the Southern Company or their respective affiliates (collectively "Southern Entities"), other than "Trade Secrets" (as defined below), which is of

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                  tangible or intangible value to any of the Southern Entities and the details of which are not generally known to the competitors of the Southern Entities. Confidential Information shall also include: (A) any items that any of the Southern Entities have marked "CONFIDENTIAL" or some similar designation or are otherwise identified as being confidential; and (B) all non-public information known by or in the possession of Contractor, its agents and employees related to or regarding any proceedings involving or related to the Southern Entities before the Mississippi Public Service Commission or other Entities.

         (ii) "Entity" shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

         (iii) "Trade Secrets" shall mean information or data of or about any of the Southern Entities, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that: (A) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Contractor agrees that trade secrets include non-public information related to the rate making

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                  process of the Southern Entities and any other information which is defined as a "trade secret" under applicable law.

         (iv) "Work Product" shall mean all tangible work product, property, data, documentation, "know-how," concepts or plans, inventions, improvements, techniques and processes relating to the Southern Entities that were conceived, discovered, created, written, revised or developed by Contractor for Company or any of the Southern Entities or their clients or customers or by using any Southern Entity's time, personnel, facilities, equipment, knowledge, information, resources or material.

         (b) In recognition of the need of Company to protect its legitimate business interests, Contractor hereby covenants and agrees that Contractor shall regard and treat all Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by Company, and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate, or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law: (A) with regard to each item constituting all or any portion of a Trade Secret, at all times such information remains a "trade secret" under applicable law; and (B) with regard to any Confidential Information, at all times during this Agreement and for a period of three (3) years following the expiration or termination of this Agreement for any reason.

         (c) Contractor shall exercise its best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information of Company or any of the Southern Entities known by, disclosed or made available to

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Contractor, whether in connection with this Agreement or any other past or present relationship with Company or any of the Southern Entities. Contractor shall immediately notify Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Contractor becomes aware. Contractor shall assist Company and any of the other Southern Entities, to the extent necessary, in the procurement or protection of the Southern Entities' rights to or in any Work Product, Trade Secrets or Confidential Information.

         (d) All Work Product shall be owned exclusively by Company. To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. ss.ss. 101 et seq., as amended), and Contractor hereby unconditionally and irrevocably transfers and assigns to Company all rights, title and interest Contractor currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other Work Product rights. Contractor agrees to execute and deliver to Company, any transfers, assignments, documents or other instruments which Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product and all associated intellectual property, and other rights therein, exclusively in Company.

         7. Return of Materials. Immediately upon termination of this Agreement, or at any point prior to or after that time upon the specific request of Company, Contractor shall return to Company, all written or descriptive materials of any kind belonging or relating to the Company or its affiliates,

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including, without limitation, any Work Product, Confidential Information and
Trade Secrets, in Contractor's possession or control.

         8. Public Statements and Press Releases. Company shall issue all public statements concerning the work hereunder. Contractor shall not issue any press releases, publications or other public communications describing or concerning any acknowledged project of Company or any of the other Southern Entities without the prior written consent of Company.

         9. Remedies. The parties represent and agree that any disclosure or use of any Trade Secrets or Confidential Information by Contractor, except as otherwise permitted under this Agreement or authorized by Company in writing, or any other violation of Sections 6, 7 and 8, would be wrongful and cause immediate, significant, continuing and irreparable injury and damage to Company and the subsidiaries or affiliates of Southern Company that is not fully compensable by monetary damages. Should Contractor breach or threaten to breach any provision of Sections 6, 7 and 8, Company and any subsidiary or affiliate of Southern Company shall be entitled to obtain immediate relief and remedies in a court of competent jurisdiction (including but not limited to damages, preliminary or permanent injunctive relief and an accounting for all profits and benefits arising out of Contractor's breach), cumulative of and in addition to any other rights or remedies to which Company and the subsidiaries or affiliates of Southern Company may be entitled by this Agreement, at law or in equity.

         10. Indemnification. Contractor hereby indemnifies and agrees to defend and hold harmless Company and its employees, officers, directors, agents, affiliates and independent contractors from and against any and all damages, losses, costs (including, without limitation, court costs and attorneys' fees), settlements, suits, actions, expenses, liabilities and claims of any kind caused

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by or resulting from any breach of this Agreement by Contractor or any other act or omission of Contractor.

         11. Notices.

         (a) All notices provided for or required by this Agreement shall be in writing and shall be delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized international courier service, as follows:

                    If to Company:            Mississippi Power Company
                                              Attention:  Rodger Meinzinger
                                              2992 West Beach Boulevard
                                              Gulfport, Mississippi  39501

                    If to Contractor:         Mr. Don E. Mason
                                              5 Colonel Wink Drive
                                              Gulfport, Mississippi  39507


         (b) All notices provided for or required by this Agreement shall be effective when delivered or on the third date following the date upon which such notice is deposited, postage prepaid, in the mail pursuant to Section 11(a) above.

         (c) Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this Section 11.

         12. Miscellaneous.

         (a) This Agreement, including all Exhibits hereto (which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the parties hereto. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party hereto unless confirmed in

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writing. This Agreement may not be modified or amended, except by a writing executed by both parties hereto. No waiver by either party hereto of any term or provision of this Agreement or of any default hereunder shall affect such party's rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

         (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, United States of America, without giving effect to conflict of law provisions.

         (c) Contractor may not assign this Agreement, in whole or in part, without the prior written consent of Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

         (d) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (e) The headings contained herein are for the convenience of the parties only and shall not be interpreted to limit or affect in any way the meaning of the language contained in this Agreement.

         (f) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any facsimile transmission of any signature shall be deemed an original and shall bind such party.


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         (g) If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

         (h) This Agreement shall not be construed more strongly against either party hereto regardless of which party is responsible for its preparation.

         (i) Upon the reasonable request of the other party, each party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

         (j) Notwithstanding any expiration or termination of this Agreement, the provisions of Sections 6, 7, 8, 9 and 10 hereof shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the day and year first written above.

                                    "COMPANY"

                                    MISSISSIPPI POWER COMPANY

                                    By: /s/Anthony J. Topazi

                                    Title:   President


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                                  "CONTRACTOR"

                                  DON E. MASON

                                  /s/Don E. Mason


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                        EXHIBIT A TO CONSULTING AGREEMENT

                                    Services

         Contractor shall manage, perform and provide professional consulting services and advice, including, but not limited to, providing political lobbying services, as may be requested in writing by the Chief Executive Officer of the Company or his designee from time to time ("Services").


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                        EXHIBIT B TO CONSULTING AGREEMENT

                            MISSISSIPPI POWER COMPANY
                             INDEPENDENT CONTRACTOR
                      SITE RULES AND STANDARDS OF BEHAVIOR

         All independent contractors who are providing services to Mississippi Power Company ("Company") are expected and required to refrain from engaging in certain types of misbehavior. The following list contains some (but by no means all) behaviors which independent contractors are required to refrain from engaging in:

         (a) Theft or destruction of the property of Company or its employees, managers, customers or other doing business with Company;

         (b) Abusing, threatening or intimidating employees, managers, customers, or others doing business with Company;

         (c)      Sexual or other harassment or discrimination;

         (d)      Unauthorized disclosure of confidential information;

         (e) Providing services to Company in a manner which compromises the health and safety of the general public or Company's employees, managers, customers, or others doing business with Company, or failing to report any known, unsafe conditions;

         (f) Unauthorized use or possession of weapons, firearms, or explosives on Company's property or while conducting business on behalf of Company;

         (g) Dishonesty or falsification of documents or records submitted to or maintained by Company;

         (h) Providing services to or on behalf of Company while under the influence of alcohol or illegal drugs;

         (i) Manufacturing, selling, distributing, dispensing, possessing, or using illegal drugs (or any paraphernalia associated with such illegal drugs) on Company property, while conducting business on behalf of the Company or while traveling in Company vehicles, or reporting to provide services on behalf of the Company while under the influence of any illegal drugs;

         (j) Unauthorized use of alcohol on Company property, while conducting business on behalf of the Company or while traveling in Company vehicles, or reporting to provide services on behalf of the Company while under the influence of alcohol (including any legal drug that contains alcohol);

         (k) Fighting on Company's property or while providing services to or on behalf of Company;

         (l)      Violating Company's Electronic Communication Acceptable Use
                  Policy;

         (m)      Violating any applicable law or regulation; or

         (n) Use of obscene, disruptive, hostile or abusive language while on the premises of Company or while providing services to Company.